Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made and entered into this 16th day of May, 2025 (the “Effective Date”), by and among Ionic Ventures, LLC (“Ionic”), Cavalry Fund I LP (“Cavalry”) and WVP Emerging Manager Onshore Fund LLC – Structured Small Cap Lending Series (“WVP”) (each, a “Plaintiff” and, collectively, “Plaintiffs”), on the one hand and Vision Marine Technologies, Inc. (“VMAR” or the “Company”), on the other hand. Plaintiffs and VMAR are referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, each Plaintiff purchased certain quantities of shares of VMAR’s Series A Convertible Preferred Stock (the “Preferred Shares”) from VMAR pursuant to a Securities Purchase Agreement dated December 13, 2023 (the “Securities Purchase Agreement”);

WHEREAS, the terms of the Preferred Shares provide for such Preferred Shares to be convertible into VMAR’s common shares, no par value (“Common Shares”);

WHEREAS, Plaintiffs have alleged that VMAR failed to honor the terms of the Preferred Shares and the Securities Purchase Agreement with respect to the conversion into Common Shares, which prompted Plaintiffs to file the lawsuit against VMAR styled as Ionic Ventures, LLC, et al. v. Vision Marine Technologies, Inc., Index No. 651289/2025 (Sup. Ct. N.Y. Co.) (the “Lawsuit”), seeking to recover the full amount of Common Shares to which Plaintiffs contend they are entitled as well as liquidated damages, attorneys’ fees, interest and costs;

WHEREAS, VMAR denies the allegations in the Lawsuit and denies any liability to Plaintiffs with respect to the Lawsuit;

WHEREAS, to avoid the uncertainty, expense, and burden of litigation, the Parties desire to resolve the Lawsuit and the claims between them upon the terms and in the manner provided in this Agreement, with no Party admitting or acknowledging any fault or liability to any other Party.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Settlement Consideration. In full and complete satisfaction of all claims that Plaintiffs, jointly and severally, made or could have made against VMAR arising in connection with the subject matter of the Lawsuit, VMAR shall deliver the following consideration to Plaintiffs:

(a)            Issuance of Common Shares by VMAR to Plaintiffs. No later than two business days following the entry of an order by a court of competent jurisdiction approving the issuance set forth herein pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), VMAR shall issue and deliver to Plaintiffs a total of 250,000 Common Shares to Plaintiffs as follows: (a) 50,000 Common Shares to Ionic; (b) 158,000 Common Shares to Cavalry; and (c) 42,000 Common Shares to WVP (collectively, the “Settlement Shares”). In connection with such delivery of the Settlement Shares, VMAR shall cause its legal counsel to issue an opinion to the transfer agent, in form and substance reasonably acceptable to the Parties and the transfer agent, that the Settlement Shares are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by Ionic, Cavalry and/or WVP (as applicable) without restriction (each Plaintiff agrees to provide any certificate containing customary representations in connection with such opinion).

2.            Joint 3(a)(10) Motion. Subject to the conditions of Section 3(a)(10) of the Securities Act being satisfied, the Parties agree that the Settlement Shares shall be issued subject to an exemption pursuant to Section 3(a)(10) of the Securities Act. The Parties shall promptly request entry of a proposed order approving the issuance of the Settlement Shares pursuant to Section 3(a)(10) of the Securities Act in the substantially the form attached hereto as Exhibit A (the “Proposed Order”), together with supporting documents (including but not limited to, papers supporting a joint motion and/or order to show cause seeking entry of the Proposed Order). The Parties will also jointly seek expedited consideration and approval of the Proposed Order. The Plaintiffs acknowledge that they shall be primarily responsible for obtaining the Proposed Order and any related legal opinion for the issuance of unrestricted Common Shares, agree to use their reasonable best efforts on a timely basis to obtain the Proposed Order and agree to bear the cost of obtaining the Proposed Order. The Company agrees to use its reasonable best efforts to assist the Plaintiffs and their counsel in any reasonable request related to obtaining the Proposed Order.

3.            Settlement Share Matters.

(a)           Beneficial Ownership Limitations. Notwithstanding anything to the contrary contained in this Agreement, and as to each Plaintiff, VMAR shall not effect the issuance of any Common Shares under this Agreement which, when aggregated with all other Common Shares then beneficially owned by such Plaintiff would result in the beneficial ownership by such Plaintiff of more than 9.99% (the “Maximum Percentage”) of the then issued and outstanding Common Shares of the Company (the “Beneficial Ownership Limitation”). In the event the exercise of the rights described in this Agreement would or could result in the issuance of an amount of Common Shares to any Plaintiff that would exceed the foregoing Maximum Percentage that may be issued as to such Plaintiff calculated in the manner described in this Section 3(a), then the issuance of such additional Common Shares above the Maximum Percentage will be deferred in whole or in part until such time as such Plaintiff is able to beneficially own such Common Shares without exceeding the Maximum Percentage. Upon the written or oral request of any Plaintiff, VMAR shall promptly (but not later than the close of the following Trading Day) confirm to such Plaintiff the amount of Common Shares then outstanding. VMAR and each Plaintiff, respectively, shall each cooperate in good faith in the determinations required hereby and the application hereof.

(b)           Partial Lock Up as to Settlement Shares. Each Plaintiff agrees, severally and not jointly, that, on each Trading Day, it shall not sell, transfer, trade or otherwise dispose of its Settlement Shares or other common shares of the Company in an amount exceeding (i) the Settlement Shares received by such Plaintiff divided by all Settlement Shares multiplied by (ii) 20% of the Common Shares sold on such Trading Day (the “Partial Lock Up”). Notwithstanding the foregoing, with respect to each Plaintiff, if at any time during which such Plaintiff owns in excess of twenty five percent (25%) of the number of Settlement Shares issued to it, respectively, under Section 1(a) hereof, such Plaintiff shall be released from the Partial Lock Up if either: (i) the Company issues Common Shares in a Capital Raise Transaction (as defined below) or (ii) the average daily trading volume for the Common Shares over a period of five consecutive Trading Days exceeds the 250,000.

The term “Trading Day” shall mean any day on which the Nasdaq Capital Market (or if the Common Shares cease to trade on the Nasdaq Capital Market, any successor securities exchange that has registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, or (if traded or quoted thereon) any trading and quotation platforms maintained by the OTC Markets Group, Inc.) is open for business.

The term “Capital Raise Transaction” shall mean any sale by the Company for cash (or cash equivalent) proceeds in excess of $1,000,000, which definition shall explicitly exclude (i) any share exchange in connection with an asset sale, acquisition, merger or other business combination and (ii) any issuance in connection with bona fide services provided to the Company.

(c)           Reporting Requirements. With respect to each Plaintiff, at any time during which the Partial Lock Up is applicable to such Plaintiff and for the following week, on the first Trading Day of each week (provided such Plaintiff sold any shares during the prior week) and otherwise upon the Company’s reasonable request, such Plaintiff agrees to provide the Company with trading reports from any brokerage firm in which it has deposited Settlement Shares sufficient to show the number and average sales prices of shares of Common Shares sold by such Plaintiff on each Trading Day during the prior trading week.

(d)           No Short Selling. Each Plaintiff agrees that until the earlier of (i) the time it no longer holds any Settlement Shares or (ii) the twelve-month anniversary of the Effective Date, it will not engage in any transaction which is designed to sell “short” or “short against the box” (as those terms are generally understood) the Common Shares. In addition, each Plaintiff represents that as of the Effective Date, it does not have any existing short position in the Common Shares, nor has such Plaintiff executed any derivative instruments with any third party, which in either case is designed to dispose of the Common Shares.

4.            Plaintiffs’ Releases of VMAR. Upon the delivery of the Settlement Shares, each Plaintiffs, on behalf of (i) itself and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of its predecessors, successors, parents, subsidiaries, affiliates, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “Plaintiff Releasing Parties”), fully and irrevocably releases, settles, acquits and forever discharges (i) VMAR and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “VMAR Released Parties”) to the fullest extent permitted by applicable law from any and all claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the Plaintiff Releasing Parties have, had or may have against the VMAR Released Parties, arising out of or relating to the allegations and claims asserted in the Lawsuit, from the beginning of the world through the Effective Date; provided that nothing in this paragraph releases VMAR from the obligations contained in this Agreement. For the avoidance of doubt, in the event that the Parties do not obtain court approval of the issuance of the Settlement Shares pursuant to Section 3(a)(10) of the Securities Act by September 15, 2025, the release set forth in this paragraph shall, at each Plaintiff’s sole discretion, be of no effect as to such Plaintiff.

5.            VMAR Release of Plaintiffs. Upon the delivery of the Settlement Shares, VMAR, on behalf of (i) itself and its current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors, and (ii) each of their predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “VMAR Releasing Parties”), fully and irrevocably releases, settles, acquits and forever discharges (i) Plaintiffs and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, attorneys and advisors, and (ii) each of Plaintiffs’ respective predecessors, successors, parents, subsidiaries, affiliates and divisions, and each of their respective current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors (the “Plaintiff Released Parties”) to the fullest extent permitted by applicable law from any and all claims, counterclaims, complaints, causes of action, suits, losses of every kind, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, contractual obligations, undertakings, warranties, liabilities or damages of whatever nature, at law, in equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, whether for equitable, declaratory, monetary, injunctive or any other type of relief whatsoever that the VMAR Releasing Parties have, had or may have against the Plaintiff Released Parties, arising out of or relating to the allegations and claims asserted in the Lawsuit, from the beginning of the world through the Effective Date; provided that nothing in this paragraph releases Plaintiffs from the obligations contained in this Agreement.

6.             Stay Dismissal of the Lawsuit.

(a)            Upon the full execution of this Agreement, the Parties agree to hold all pending deadlines in the Lawsuit in abeyance (including VMAR’s deadline to respond to the Complaint) during the pendency of the parties’ request for the Court’s approval of the issuance of the Settlement Shares, and the Parties shall file all necessary stipulations in order to effect the same. For the avoidance of doubt, this paragraph shall not apply to the court filings and procedures in connection with the issuance of the Settlement Shares pursuant to Section 3(a)(10) of the Securities Act as set forth in Section 2 hereof, for which the Parties will jointly seek expedited review and approval from the Court.

(b)            Within three (3) business days following the delivery of the Settlement Shares in accordance with Section 1 of this Agreement, Plaintiffs shall cause the Lawsuit to be dismissed with prejudice by filing a fully executed stipulation in substantially the form attached hereto as Exhibit B (the “Dismissal Stipulation”), provided that counsel for VMAR has executed and delivered to Plaintiffs’ counsel a copy of the Dismissal Stipulation.

(c)            The Parties agree that in the event that the waiver set out in Section 4 hereof is no longer in effect due to the failure to obtain court approval of the issuance of the Settlement Shares pursuant to Section 3(a)(10) of the Securities Act by September 15, 2025, that no Party hereto shall make a claim against any other Party that has used its reasonable best efforts to obtain the Proposed Order for any damages (liquidated or otherwise) related to the matters set out in the Lawsuit to the extent such damages are alleged to have accrued between the Effective Date and September 15, 2025. For the avoidance of doubt, the limitations in this Section 6(c) shall not apply to any claim for damages (liquidated or otherwise) to the extent such damages are alleged to have arisen prior to the Effective Date, including without limitation, any alleged damages set forth in Plaintiffs’ complaint filed in the Lawsuit or otherwise accruing before the Effective Date.

7.            No Admission of Liability. The Parties have entered into this Agreement for the purposes of avoiding the expense and inconvenience of litigation. Neither the execution of this Agreement nor the effectuation of the settlement as set forth herein shall constitute or be construed in any manner whatsoever as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of either Party. This Agreement and any other evidence of the terms of this settlement shall not be offered or received in evidence in any action or other proceeding as an admission or concession of liability or wrongdoing, or lack of merit of any claims or defenses, on the part of either Party.

8.            Ownership of Claims. Each Party warrants and represents that it is the sole and lawful owner of all rights, title and interests in and to any respective claims, counterclaims, complaints, causes of action, suits, losses, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, liabilities or damages that are the subject of this Agreement, including without limitation the respective releases set forth in this Agreement, and that it has not sold, assigned, granted, transferred or hypothecated any right, title or interest in any such claims, counterclaims, complaints, causes of action, suits, losses, demands, debts or expenses (including, but not limited to, attorneys’ fees and costs actually incurred), liens, liabilities or damages to any other person or entity.

9.            Several and Not Joint Status. The respective rights and obligations of each Plaintiff under this Agreement are several and not joint with the obligations of any other Plaintiff or any other holder of any of the Common Shares. Nothing contained in this Agreement, and no action taken by any Party pursuant hereto, shall be deemed to constitute Plaintiffs as a partnership, an association, a joint venture, a group, or any other kind of entity, or create a presumption that any Plaintiff is in any way acting in concert or as a group with respect to any other Plaintiff in connection with the obligations or the transactions contemplated by this Agreement. The Parties recognize and expressly agree that the purpose of a single settlement agreement is for administrative convenience and simplicity of execution and nothing more.

10.          Governing Law and Venue. This Agreement shall be construed under and governed by the laws of the State of New York, without regard to choice-of-law principles. Any suit, action, or proceeding arising out of or related to this Agreement must be brought exclusively in the federal or state courts located in New York, New York, and the Parties each hereby submit to the personal jurisdiction thereof and agree to such courts as the appropriate venue, and expressly waive any objection to such jurisdiction or venue based on the doctrine of forum non conveniens. Each Party irrevocably waives personal service of process and consents to being served in any suit, action or proceeding to enforce this Agreement in the manner set forth in the Notice provision of this Agreement (including email delivery as set forth therein). In the event of any suit to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses.

11.          No Waiver. Any failure by a Party to pursue any breach of any provision of this Agreement shall not constitute a waiver of that provision, or any other provision, of this Agreement. The failure of a Party to insist upon the strict performance of any term or condition in this Agreement shall not be considered a waiver or relinquishment of further compliance therewith.

12.          Entire Agreement; Amendments. This Agreement contains the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the Parties with respect thereto. In entering this Agreement, no Party has relied upon any representation or warranty of any other Party that is not included in this Agreement.

13.          Effectuation. Each of the Parties agrees to execute any and all additional documents necessary to effectuate the intent and purpose of this Agreement, including, but not limited to, with respect to the issuance and delivery of the Settlement Shares.

14.          No Oral Modification. This Agreement may not be amended, modified or terminated, except by a written instrument signed by each of the Parties hereto.

15.           Severability. If any provision of this Agreement is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Agreement will remain in full force and effect and will not in any way be impaired, provided that no Party is deprived of the material benefits of this Agreement. If owing to the invalidity or unenforceability of any provision of this Agreement any Party is deprived of the material benefits of this Agreement, the Parties shall substitute for such invalid or unenforceable provision a provision that will allow such Party or Parties to enjoy such material benefits.

16.           Binding Effect. This Agreement shall inure to the benefit of the Parties and their current and former principals, members, shareholders, directors, managers, officers, employees, agents, representatives, partners, joint venturers, consultants, beneficiaries, heirs, assigns, executors, administrators, trustees, attorneys and advisors and shall be binding upon each of the Parties and their permitted assigns, successors, heirs, and representatives.

17.          Authority to Enter into and Understanding of Agreement. Each Party hereto represents and warrants as respects itself that: (i) the individual executing this Agreement on its behalf is duly authorized to do so; (ii) such Party is entering this Agreement of its own free will, free of any duress, undue influence or compulsion by any person or entity, and has the full authority and capacity necessary to do so; (iii) such Party is represented by counsel of its own choosing in connection with this Agreement; and (iv) such Party has read this Agreement and understands all of the terms hereof.

18.          Agreement Jointly Drafted. The Parties agree that each and every provision of this Agreement shall be deemed to have been simultaneously drafted by each of the Parties, and no laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the interpretation or enforcement of this Agreement.

19.          Non-Inducement. The Parties warrant that no promise or inducement has been made or offered, except as set forth herein, and that this Agreement is executed voluntarily to dispose of all claims identified in this Agreement, without reliance upon any statement or representation by any attorney, agent or other representative acting on behalf of any of the Parties.

20.          No Third-Party Beneficiaries. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights (including, without limitation, any third-party beneficiary rights) to any other person.

21.          Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the email address set forth below at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the time of transmission, if such notice or communication is delivered via email at the email address set forth below on a day that is not a business or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by an overnight courier or (d) upon actual receipt by the party to whom such notice is required to be given.

If to Ionic:	Ionic Ventures, LLC
3053 Fillmore Street, Suite 256,
San Francisco, California 94123
Attn: Brendan O’Neil

Email: Brendan@ionicventures.com

With a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Christopher Shields
Email: cshields@sullivanlaw.com

If to Cavalry and/or WVP:	Cavalry Fund I LP
82 E. Allandale Road, Suite 5B,
Saddle River, New Jersey 07458
Attn: Thomas Walsh
Email: thomas@cm-funds.com

WVP Emerging Manager Onshore Fund LLC
– Structured Small Cap Lending Serie
82 E. Allandale Road, Suite 5B,
Saddle River, New Jersey 07458
Attn: Thomas Walsh
Email: thomas@cm-funds.com

With a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Christopher Shields
Email: cshields@sullivanlaw.com

If to VMAR:	Vision Marine Technologies, Inc.
730 Boulevard du CuréBoivin,
Boisbriand, Québec, J7G 2A7, Canada
Attn: Rafi Sossoyan
Email: rs@v-mti.com

With a copy (which shall not constitute notice) to:

Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, New York 10017
Attention: William Rosenstadt
Email: wsr@orllp.legal

22.          Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, emailed, imaged and facsimiled copies of such signed counterparts may be used in lieu of the originals for any purpose.

23.          Headings. The headings of the paragraphs of this Agreement have been inserted for reference only and are not part of this Agreement and are not to be used in any way in the construction or interpretation hereof.

[Signatures on next page]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned have executed this Agreement as of the Effective Date.

IONIC VENTURES, LLC

/s/ Brendan O'Neil
By: Brendan O'Neil
Title of Authorized Signatory:

CAVALRY FUND I LP

/s/ Thomas Walsh
By: Thomas Walsh
Title of Authorized Signatory:

WVP EMERGING MANAGER ONSHORE FUND LLC _STRUCTURED SMALL CAP LENDING SERIES

/s/ Thomas Walsh
By: Thomas Walsh
Title of Authorized Signatory:

VISION MARINE TECHNOLOGIES, INC.

/s/ Raffi Sossoyan
By: Raffi Sossoyan
Title of Authorized Signatory: Chief Financial Officer

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EXHIBIT A

EXHIBIT B